STOCK EXCHANGE AGREEMENT

This *Stock Exchange Agreement* (this "Agreement") is made and effective as of March 1, 2017 (the "Effective Date"), by and between American Housing Income Trust, Inc., a Maryland corporation ("AHIT") with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and IX Biotechnology, Inc., a Wyoming corporation ("IXB") with a mailing address for notice purposes of 18662 MacAurthur Blvd., Suite 200 in Irvine, California, 92612. AHIT and IXB may be defined singularly as a "Party" or collectively as the "Parties."

WHEREAS, AHIT is a publicly reporting company with the United States Securities and Exchange Commission ("SEC"). AHIT is current on all filings required pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, and all other federal securities laws and regulations, and has been for the past twelve (12) months, with 9,726,595 shares of common stock issued and outstanding as of the Effective Date. There are no other classes of common stock issued and outstanding. Exhibit A is the transfer agent record as of February 23, 2017.

WHEREAS, IXB is corporation with twenty shareholders collectively holding title to 10,000,000 shares of issued and outstanding stock (collectively referred to herein as the "IXB Shareholders" with the shares referred to herein as the IXB Shares). IXB wishes to contribute assets and other capital to AHIT through the exchange of shares set forth in this Agreement.

WHEREAS, the Parties have determined that the transaction contemplated by this Agreement would be advantageous and beneficial to their respective companies, members and shareholders.

WHEREAS, for United States federal income tax purposes, the transactions contemplated hereby are *intended* to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (together with all rules and regulations issued thereunder (the "Code")), and this Agreement is *intended* to be adopted as a plan of reorganization for purposes of Section 368 of the Code. Notwithstanding this intention, IXB has advised the IXB Shareholders that IXB is not passing on whether the exchange herein actually qualifies for a tax-free event under the Code; rather, IXB has advised the IXB Shareholders of its intent, only. AHIT has not rendered any opinions whatsoever on the tax consequences of this Agreement to IXB or the IXB Shareholders.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

(a) "Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

(b) "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

(c) "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

(d) "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

(e) "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

(f) "Transaction Documents" means any ancillary contracts, agreements or other documents that are to be entered into in connection with the transactions contemplated hereby.

ARTICLE II

EXCHANGE OF STOCK

SECTION 2.1. EXCHANGE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, AHIT will direct its transfer agent to issue 10,000,000 shares of its restricted stock to IXB (the "AHIT Shares"). In exchange for this issuance, IXB will prepare and execute the necessary documents transferring all 10,000,000 shares of IXB's issued and outstanding stock to AHIT (the "IXB Shares"), resulting in AHIT being the sole shareholder of IXB. AHIT authorizes IXB to issue the AHIT Shares to the IXB Shareholders on a pro rata basis provided IXB provides a consent resolution from IXB authorizing the pro rata issuance and an opinion from IXB legal counsel confirming IXB's right to do so under the laws of its state of incorporation and corporate governance documents.

SECTION 2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as promptly as possible but no later than the fifth (5th) business day following the day the last of the conditions set forth in Article V has been fulfilled or waived (other than those that this Agreement contemplates will be satisfied at or immediately prior to the Closing), or at such other time as shall be mutually agreed upon by the Parties (the "Closing Date").

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AHIT

AHIT represents and warrants to IXB that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 3.1. POWER AND AUTHORITY. AHIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. AHIT has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other corporate action on the part of AHIT is necessary to authorize the execution and delivery by AHIT of this Agreement. This Agreement has been duly executed and delivered and, upon execution by IXB, will constitute a valid and legally binding obligation of AHIT, enforceable against AHIT in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization,

moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 3.2. OWNERSHIP; TRANSFERABILITY. AHIT is the legal and beneficial owner of the AHIT Shares, free and clear of any Encumbrance or restriction on transfer (and shall remain free and clear until the Closing), other than restrictions under the Act, or restrictions reflected in a legend on the certificates representing the AHIT Shares.

SECTION 3.3. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by AHIT, nor the consummation by AHIT of any transaction related hereto, including the transfer, sale and delivery of the AHIT Shares will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of AHIT.

SECTION 3.4. NO CONFLICTS. The execution and delivery by AHIT of this Agreement, and the consummation of the transactions contemplated by this Agreement shall not, assuming the consents, approvals, filings or actions described in Section 3.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of AHIT, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which AHIT is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to AHIT or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the AHIT Shares being conveyed by AHIT to IX.

SECTION 3.5. BROKERS, ETC. AHIT is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IXB

IXB represents and warrants to AHIT that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 4.1. POWER AND AUTHORITY. IXB is, or will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. IXB has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other company action on the part of IXB is necessary to authorize the execution and delivery by IXB of this Agreement. This Agreement has been duly executed and delivered and, upon execution by AHIT, will constitute a valid and legally binding obligation of IXB, enforceable against IXB in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 4.2. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by IXB, nor the consummation by IXB of any transaction related hereto, will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of IXB. IXB consents to any and all necessary requirements of AHIT in reporting this transaction with the United States Securities and Exchange Commission.

SECTION 4.3. BUSINESS OF IXB. IXB represents that it is a party in good standing under the Farm Lease Agreement attached hereto as Exhibit B (the "Farm Lease"). Although the Farm Lease defines the "Tenant" as "IX Biotechnologies, Inc.," the party-in-interest is IXB. In addition to rights and obligations as Tenant under the Farm Lease, IXB has represented that its partnership with the Shoshone, Battle Mountain and Washoe Indian Tribes using the Sovereign Nation exemptions under federal law grants it access to tribal lands for farming commercial help and cannabis, and allows IXB to sell such products in retail outlets through various tribes. The Executive Summary attached hereto as Exhibit C sets forth the forward-looking statements of IXB in which it intends on AHIT relying on in entering into this Agreement.

SECTION 4.4. NO CONFLICTS. The execution and delivery by IXB of this Agreement, and the consummation of the transactions contemplated by this Agreement shall not, assuming the consents, approvals, filings or actions described in Section 4.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of IXB, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which IXB is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to IXB or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the IXB Shares being conveyed by IXB to AHIT.

SECTION 4.5. PURCHASE ENTIRELY FOR OWN ACCOUNT. IXB has advised its shareholders receiving AHIT Shares that the AHIT Shares to be received are acquired for investment in their respective accounts, and not with a view to the resale or distribution of any part thereof, unless otherwise allowed for under the Act or any applicable exemption to registration.

SECTION 4.6. LIABILITIES. IXB represents that it has reviewed to its satisfaction all debts, liabilities, claims and demands of and/or against AHIT, and by executing below, represents that it waives and releases claims against the Company, its directors, officers, attorneys, accountants and auditors regarding the failure to disclose facts or circumstances associated with the debts, liabilities, claims and demands of and/or against AHIT. IXB further represents that it has reviewed all internal corporate governance documents and those documents disclosed with the SEC, including but not limited to, indemnity disclosures for directors and officers.

SECTION 4.7. BROKERS, ETC. IXB is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement.

SECTION 4.8. LEGENDS. It is understood that the certificates evidencing the AHIT Shares, i.e. those shares issued to those identified on Exhibit A, shall bear a legend substantially in the form below:

> THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES

COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES. THE SHARES ARE SUBJECT TO THOSE LIMITATIONS AND RESTRICTIONS FROM RECEIPT OF PROCEEDS FROM THE SALE, CONVEYANCE OR LIQUIDATION OF THE 'PROPERTIES,' AS DEFINED IN THE ARTICLES OF INCORPORATION, AS AMENDED, OR BYLAWS, AND THE HOLDER OF THESE SHARES SPECIFICALLY WAIVES ANY AND ALL CLAIMS FOR SUCH PROCEEDS.

ARTICLE V

CONDITIONS PRECEDENT; RELATED COVENANTS

SECTION 5.1. CLOSING EFFORTS. Each of the parties hereto shall use its commercially reasonable efforts ("Reasonable Efforts") to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the transaction are satisfied.

SECTION 5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF IXB. The obligations of IXB to transfer the IXB Shares to AHIT and acceptance of the AHIT Shares at the Closing and upon satisfaction of the following conditions: (1) IXB Shareholders transfer, convey, or otherwise assign to IXB all issued and outstanding IXB Shares, (2) the execution and delivery of all required board resolutions to close this Agreement and deliver the IXB Shares to AHIT, (3) the adoption of amended Articles of Incorporation setting forth the rights and limitations of the Real Estate Committee, and any amendments to the Bylaws reflecting such rights and limitations, and (4) at the Closing, the representations and warranties of IXB set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of IXB set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF AHIT. The obligations of AHIT to convey the AHIT Shares and accept the IXB Shares are subject to the fulfillment of the following conditions: (1) execution of a board resolution and all other required documentation that establishes a "Real Estate Committee," (2) appointment of three committee members to manage the Real Estate Committee, (3) formalization of any bylaws or agreements that govern the management and oversight of the Real Estate Committee, (4) execution and delivery of all required board resolutions to close this Agreement and deliver the AHIT Shares to IXB, (5) production by IXB of its consent resolutions authorizing this transaction and opinion of legal counsel, (6) production of the Confidential Bad Actor Disqualifying Event Statement of Michael Ogburn, (7) execution of a non-compete/non-circumvent agreement related to the business of IX, (8) filing any and all disclosures with the United States Securities and Exchange Commission and company-related action notices with the Financial Industry Regulatory Authority, where necessary exercising AHIT's sole discretion, and (9) at Closing, the representations and warranties of AHIT set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of AHIT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

ARTICLE VI

TERMINATION

SECTION 6.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of each party hereto.

SECTION 6.2. TERMINATION BY EITHER AHIT OR IXB. This Agreement may be terminated (upon written notice from the terminating party hereto to the other party hereto) and the transactions contemplated hereby may be abandoned by action of any party hereto, if (a) the conveyance of the AHIT Shares to the IXB and the conveyance of the IXB Shares to AHIT shall not have occurred on or prior to May 1, 2017, or (b) any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and non-appealable.

SECTION 6.3. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article VI hereof, no Party or, its directors or officers or other controlling persons shall have any liability or further obligation to any other Party hereto pursuant to this Agreement, except that Article VII hereof shall survive termination of this Agreement and nothing herein will relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VII

GENERAL PROVISIONS; OTHER AGREEMENTS

SECTION 7.1. PRESS RELEASES. Other than any required filings under the Federal securities laws, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Agreement, nor the nature of the transaction contemplated by this Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the Parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under the federal securities laws to be made in a filing with the SEC), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the parties.

SECTION 7.2. EXPENSES. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

SECTION 7.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the conflicts of laws provisions thereof.

SECTION 7.4. HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

SECTION 7.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

SECTION 7.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission, emailed PDFs, or other electronic means of communication and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

SECTION 7.7. AMENDMENT. Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

SECTION 7.8. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

SECTION 7.9 JOINT DRAFTING, NEGOTIATION AND CONFLICT WAIVER. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof. The Parties acknowledge that Paesano Akkashian Apkarian, P.C. ("PAA") has disclosed to it that it is legal counsel to AHIT, and that it does not represent IXB in conjunction with this Agreement or implementation of any restructuring plan. To the extent any conflict of interest exists under the Michigan Rules of Professional Conduct in PAA's representation of AHIT, IXB waives the conflict. Furthermore, IXB acknowledges that although it has gathered information from AHIT in evaluating this Agreement, it has relied solely on its own review, and the review of its attorneys, accountants and advisors.

SECTION 7.10 ARIBTRATION. The Parties agree that any dispute arising out of, or relating in any way to, this Agreement that has not been resolved by good-faith negotiations will be finally submitted to binding arbitration through the American Arbitration Association. The arbitration and shall be governed by the then-current AAA Commercial Arbitration Code and will be conducted by a single arbitrator. The arbitration will comply with all aspects of the Federal Arbitration Act, and judgment on the award rendered by the arbitrator (if any) may be entered by any court of proper jurisdiction. The place of arbitration will be Phoenix, Arizona. The arbitrators are not empowered to award damages in excess of any lawful limitations on damages provided in this agreement. The substantive law governing any dispute will be the laws of the State of Maryland. The statute of limitations of the State of Maryland applicable to the commencement of the lawsuit will apply to the commencement of an arbitration under this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICAN HOUSING INCOME TRUST, INC.

By: ______________________________

Sean Zarinegar
Chairman of the Board
Authorized by Board of Directors

IX BIOTECHNOLOGY, INC.

By: ______________________________

Michael Ogburn
President
Authorized by Board of Directors

EXHIBIT A

THE PARTIES ACKNOWLEDGE THAT A CONDITION PRECEDENT TO THE ISSUANCE OF AHIT SHARES TO THE FOLLOWING IXB SHAREHOLDERS IS RECEIPT OF ALL INFORMATION REQUIRED BY THE TRANSFER AGENT TO ISSUE THE SHARES.

William Bills	1,500,000
Joaquin Flores Jr.	1,000,000
Alfred Dimora	1,500,000
Michael Ogburn	1,000,000
Fredricko Holloman	400,000
George Elam	200,000
Syndicate Consulting	250,000
George Matin	300,000
Thomas Snyder	206,000
Eugenia Ogburn	100,000
Brian Werner	50,000
MDOD Inc.	2,930,000
Providential Asset Holdings	150,000
Russ Newland	100,000
Dwaine Seamor	60,000
Richard Morey	50,000
Lindee DeRose	44,000
Donald Harbert	30,000
Amanda Wunsch	100,000
Stevan Nenadov	30,000
Total	**10,000,000**

EXHIBIT B

FARM LEASE AGREEMENT

Farm Lease Agreement

This Farm Lease Agreement ("Lease" or "Agreement") is made effective as of January 3,2017, between Washoe Indian Allotment 711266 (collectively "Landlord" and IX Biotechnologies Inc. ("Tenant"). The parties agree as follows:

1. PREMISES: Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant the following real property, including unimproved land and agricultural land as follows (the "Premises"): That area of approximately 1,600 acres plus or minus of arable farmland within the boundaries of highlighted area on attached Exhibit A.

2. TERM: The initial Lease term is for five (5) years. This term will begin on March 1,2017, and will terminate on December 31, 2022, subject to any exercise of an option to extend the Lease term as provided below.

3. EXTENSION OF LEASE TERM: Tenant shall have the exclusive option to extend the Lease term for four (4) five (5) year periods by giving written notice of intent to do so not less than 30 days prior to the termination of the then-current Lease term. This option may be exercised no more than four (4) times. In no event shall the overall Lease term exceed Twenty Five (25) years in the absence of a separate writing executed by the parties.

4. POSSESSION: Tenant shall be entitled to possession as to all property and improvements covered under this Agreement, on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by the parties inwriting. At the expiration of the Lease term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord inas good condition as when delivered to Tenant, ordinary wear and tear excepted.

5. AUTHORIZED CROPS AND USE OF PREMISES: Tenant is permitted to cultivate, grow, propagate, harvest and process, manufacture and transact any and all manner of crops. Tenant shall carry on all of the activities specified above in accordance with good husbandry and the best practices of the fanning community in which the leased premises are situated, relating to the crops cultivated, grown, propagated, harvested, manufactured and processed. Tenant agrees not to apply pesticides, insecticides, fungicides, herbicides, or other chemical treatments that will have a residual effect beyond the term of this lease except with the prior consent of Landlord.

6. DISEASE OR BLIGHT: Ifany disease or blight of any character appears on the Premises or inor on any crop growing or grown on the Premises, Terrant shall, at his expense:

(a) Employ the best known methods for eradicating such disease or blight; and

(b) Consult with and follow the advice of all experts on the subject recommended by Landlord, who have offices or reside within fifty miles of the Premises.

7. ADHERENCE TO STATE AND LOCAL LAW- CONFLICT OF LAWS: Tenant shall comply with all laws, ordinances, rules, regulations, requirements, and orders present or future, of the State of Nevada, and County of Douglas, consistent with those Ordinances approved by the Washoe Band of Indians of Minden and its' government which may in any way apply to the use, maintenance, operations, or production of crops on the leased premises, or the sale or disposition of those crops.

8. LEASE AND CROP SHARE PAYMENTS: Subject to Section 24, below, Tenant shall, upon execution of this Agreement, pay to Landlord the sum of zero (0) dollars only to pay to Landlord 10% *of the net profit generated from the sale of IX of any crops grown on the Premises and products processed or manufactured from such crops by Tenant on the Premises. Lease payments shall be made to Landlord at the address stated below for the giving of Notices . (*) Three percent (3%) of the 10% will be allocated to the reduction of the cost of installing irrigation well equipment and its' associated distribution pipelines. Upon payment in full of such equipment the ownership of such equipment will be transferred to the Landlord and there will be no further reduction of the Crop Share Payments.

9. PROPERTY INSURANCE: Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Tenant shall, at its expense, insure for their full insurable value, any crops specified in this lease being grown by it on the Premises against damage or destruction by flood, fire, hail, and windstorms. The loss under any such policy shall be payable to Landlord and Tenant according to their respective interests in the crop. The limits of any such insurance maintained by Tenant shall be not less than $1,000,000 in the aggregate. Landlord may, but is not required to, obtain insurance as to all Exempt Structures at its own expense.

10. MAINTENANCE: Tenant shall not be responsible for the maintenance of any Exempt Structures. Tenant shall be responsible for maintaining and repairing, as necessary, all other structures to be used by Tenant for the propagation and processing of crops.

11. TAXES: Tenant shall pay all taxes which may be levied against the crops grown or processed on the Premises. Tenant may offset 10% of such taxes against crop share revenues othe1wise payable to Landlord.

12. UTILITIES AND SERVICES: Tenant shall pay all costs in connection with Tenant's operations on the leased premises, including but not limited to costs of preparing the leased premises for planting of crops, production costs,costs of tools and labor, electricity and other utilities used in the cultivation, growth, propagation, harvesting, manufacturing and processing of crops by Tenant. Tenant has full access and use of irrigation well currently on the premises.

13. DESTRUCTION OR CONDEMNATION OF PREMISES: Ifthe Premises are damaged or destroyed by fire, flood, hail, theft or other casualty for which insurance does not provide recovery and that renders the farmland subject to this Agreement unsuitable for cultivation, growth, propagation, manufacture or processing of crops, Tenant, in its sole discretion may

elect to repair or rehabilitate the Premises to make it suitable for cultivation of crops, or terminate the Lease upon thirty (30) days' written notice to Landlord.Ifthe Premises are condemned or cannot be repaired, this Lease will terminate upon twenty (30) days' written notice by either party.

14. NOPARTNERSHIP: Nothing in this Agreement shall create a partnership, joint venture, employment, or any other relationship between Lessor and Lessee, than that of Landlord and Tenant. Neither party shall be liable, except as otherwise expressly provided herein, for the other party's obligations or liabilities.

15. EXEMPTION FOR EXISTING RESIDENTIAL STRUCTURE: This Agreement shall not apply to residential structures currently existing on the Premises, the possession, use and enjoyment of which remain with Landlord (Exempt Structures). Notwithstanding any other provision of the Agreement, however, Landlord shall notput any Exempt Structure(s) to any use that impairs the right or ability of Tenant to cultivate, harvest, process, manufacture or transact in any crops covered by this Agreement, including specifically crops of the. Landlord may, at its discretion, permit Tenant to use Exempt Structure for accommodations in furtherance of caretaking the Premises, but is not required to do so.

16.DEFAULTS: Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provision oflaw to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant. Landlord may elect to cure such default and the cost of such action shall be added to Tenant's financial obligations under this Lease. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent."

17. CUMULATIVE RIGHTS: The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

18.REMODELING AND IMPROVEMENTS: Tenant shall have the right to make any improvements, including any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Plans for improvements shall be provided to Landlord not less than 30 days prior to commencement of work, and shall be deemed authorized by Landlord unless Landlord objects inwriting to such plans by stating the objection to each such improvement and showingjustification for such objection, including as to how the improvement impairs Landlords' interests inthe land. At the end of the Lease term, Tenant shall be entitled to remove (or at the request of Landlord, shall remove) such improvements, and shall restore the Premises to substantially the same condition of the Premises as it existed at the commencement of this Agreement.

19.ACCESS BY LANDLORD TO PREMISES : Subject to Tenant's consent, (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees,

tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises other than for Exempt Structures. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

20. ASSIGNMENT/SUBLETTING: There is no authority granted by this agreement for the Tenant to assign orsublease its' rights under this agreement.

21. NOTICES: Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed to the party at the appropriate address set forth below. Such addresses may be changed from time to time by either patty by providing notice as set forth below. Notices mailed in accordance with these provisions shall be deemed received on the third day after posting.Notices to Tenant shall be delivered to IX Biotechnologies Inc. 18662 MacAurthur Blvd. # 200, Irvine CA 92612, or may be emailed to michael@Lwavecapital.com. Notices to Landlord shall be delivered 1616 8th St. Minden, NV, 89423.

22. GOVERNING LAW -JURISDICTION AND VENUE: This Lease shall be constmed in accordance with the laws of the State of Nevada and the Washoe Band of Indians of Minden overseen by Winnemucca Indian Colony of Nevada. Jurisdiction and Venue in any suit to enforce this Agreement by any Landlord, Tenant or Consultant shall lie in the US District Court.

23. ACCOUNTING: Tenant shall provide annual accountings to Landlord and Consultant of all revenues generated by the cultivation, propagation, harvesting, processing, manufacturing or transacting of any crops covered by this Agreement.

24. INDEMNITY: Tenant agrees to defend, indemnify and hold harmless Landlord in any action by any third party or government agency relating to the cultivation, propagation, manufacturing, processing or transacting of crops pursuant to this agreement Tenant agrees to indemnify and hold hannlessthe Washoe Band of Indians of Minden and its' Tribal Businesses or Interests relating to the cultivation, propagation, manufacturing, processing or transporting of crops pursuant to this agreement.

25. TERMINATION FOR TENANT' SFAILURE TOPLANT CROPS: In the event that Tenant fails to plant any crops for nine consecutive months, Landlord may, at its option, terminate this Lease.

26. TERMINATION FOR TENANT'SFAILURE TO MEET PRODUCTION GOALS: Tenant and Landlord warrant that Landlord has reasonable crop share revenue expectations. and that Landlord may, at its option, terminate this Lease in under the following circumstances:

(a) After five (5) years, in the event that Landlord's gross crop share revenues fail to amount to a minimum of $100,000 in the aggregate: and

(b) After ten (10) years *in* the event that Landlord's gross crop share revenues fail to amount to a minimum of $500,000 in the aggregate:

(c) After fifteen (15) years in the event that Landlord's gross crop share revenues fail to amount to a minimum of $1,000,000 in the aggregate;

(d) After twenty (20) years in the event that Landlord's gross crop share revenues fail to amount to a minimum of $1,500,000 in the aggregate.

27. ENTIRE AGREEMENT/AMENDMENTS: This Lease contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended inwriting, if the writing is signed by the party obligated under the amendment.

28. SEVERABILITY: If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shalt continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

29. WAIVER: The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

30. BINDING EFFECT: The provisions ofthis Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

31. EXECUTION OF AGREEMENT IN COUNTERPARTS: This Agreement may be executed incounterparts by the parties hereto.

Signature Page to follow

LANDLORD
Chief Bill Bills
Washoe Tribe Allotment/
Winnemucca Indian Colony of Nevada
January 3, 2017


WINNEMUCCA INDIAN COLONY OF NEVADA
Official Seal
1863

TENANT
Michael Ogburn
IX BioTech
January 3, 2017


Google earth
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Exhibit A

EXHIBIT C

EXECUTIVE SUMMARY

IX BioTech

Executive Memorandum

Corporate Contact

IX Biotechnology Inc.

18622 MacAurthur Blvd. #200

Irvine, CA. 92612

info@IXBioTechnologies.com



Executive Summary

IX Biotechnology Inc. was developed as a joint venture company combining several key people, entities, ideas and knowledge to develop a company on the leading edge of the commercial Hemp and cannabis movements. New laws throughout the nation has now legalized the use of cannabis in both medicinal and recreational uses. This has opened the doors for us to take advantage of these laws and create one of the largest Hemp and Cannabis enterprises in the nation.

IX Biotechnology Inc. was incorporated in the State of Wyoming on February 23, 2017. There are 100,000,000 Authorized and 10,000,000 issued and outstanding.

Our partnership is bringing together Shoshone, Battle Mountain and Washoe Indian tribes and using the Sovereign Nation exemptions will allow IX BioTech to take advantage of little to zero state taxes, expedited licenses and permits and in some cases exclusive licenses. Our partnership is also allowing us access to unlimited tribal lands for farming commercial hemp and cannabis. It will also allow us to sell the products in one of the many retail outlets various tribes own.

IX BioTech will immediately focus on three western states; Oregon, California and Nevada. The uniqueness of IX BioTech is that we will have the largest Process Manufacturing (extraction) facilities in the Nation allowing us to process over 5,000 pounds of dried Bio Mass per day.

Focus Areas:

- Cultivation of hemp and cannabis
- Process Manufacturing of high grade CBD oil
- Process Manufacturing of high grade THCV oil

Cultivation; Our first grow operation will be in Minden NV, on the Washoe Tribal Allotment. The land mass consists of over 100,000 acres. Our grow is focused on a 500-acre section. Four greenhouses 44,820 square feet each with a combined 179,280 square feet of protected greenhouse space. One greenhouse will be dedicated to 600,000 seedlings of hemp to give them a head start before planting them in the fields. The other 9 months will be dedicated to growing cannabis in the hemp house with a total of 2 crops. Greenhouses 2,3 and 4 will be dedicated 100% to cannabis. From the cannabis, we will be extracting THCV oil.

CBD and THCV Process Manufacturing; Commonly referred to as "extraction", process manufacturing is the process of taking the CBD and THCV oils out of the industrial hemp and cannabis plant. Our facility will be one of the largest in the country with capabilities of manufacturing 5,000 pounds of dry bio matter in phase 3. This equates to about 150 kilograms of CBD oil per day conservatively. In today's market, that equates to about $1,500,000 in oil per day. The Second year has us at full capacity for the phase 2 growing, harvesting and processing 200 acres of industrial hemp.

What is CBD and THCV?

"A cannabinoid is one of a class of diverse chemical compounds that acts on cannabinoid receptors in cells that alter neurotransmitter release in the brain. Ligands for these receptor proteins include the endocannabinoids (produced naturally in the body by animals)- the phytocannabinoids (found in cannabis and some other plants), and synthetic cannabinoids (manufactured artificially). The most notable cannabinoid is the phytocannabinoid tetrahydrocannabinoid (THC), the primary psychoactive compound in cannabis, cannabidiol (CBD) is another major constituent of the plant. There are at least 113 different cannabinoids isolated from cannabis, exhibiting varied effects". Wikipedia.

THCV and CBD is our focus. The graph below shows the symptoms each will treat.


Relieves Pain
Suppresses appetite/Helps with weight loss
Kills or slows bacteria growth
Reduces blood sugar levels
Reduces vomiting and nausea
Reduces seizures and convulsion
Treats fungal infection
Reduces inflammation
Aids sleep
Reduces risk of artery blockage
Inhibits cell growth in tumors/cancer cells
Treats psoriasis
Tranquilizing, used to manage psychosis
Suppresses muscle spasms
Relieves anxiety
Simulates appetite
Promotes bone growth
Reduces function in the immune system
Reduces contractions in the small intestines
Protects nervous system degeneration

Some other ailments THCV has been proven to treat;

- Alzheimer's
- Panic Attacks
- PTSD
- Parkinson's
- Diabetes
- Osteoporosis

Success Factors

IX BioTech is uniquely qualified to succeed due to the following reason;

- Product: Our product is superior to our competitors as we are one of the only companies that is not only organic as defined by the FDA, but can also track every single plant back to its origin. We clone all of our plants based off of three original types; Otto, Cherry Wine and Georges Pet. As a result, we know exactly what we are getting each and every time we harvest as opposed to seeds where things can vary from plant to plant. This is huge when dealing with a large account that needs precision for their products.

- Human Recourses: Our team has over 50 years of experience in cultivating and extracting CBD and THCV oils from the industrial hemp plant. We feel we are the only company in the country that has the ability to carry out such an aggressive growth plan as ours.

- Location: Our location is on the Washoe Tribal Allotment in Minden NV. We have secured a 25-year land lease with the Tribe family to cultivate and process the CBD and THCV oil. The facility will be in the middle of a major corridor for product grown in Oregon, Northern California and Nevada. We are already permitted to grow here and have several other grows in a 25-mile radius and Southern Nevada.

- Operational Systems: Over the next year, we plan on investing over $7 million in the operation. There will be over 180,000 square feet of greenhouse that will be used to "start" the hemp plants from clone to rooted seedling. After which the plants will be planted in the fields. Aside from the 3 months used to start these plants, we will use the greenhouses to grow THCV. Our process manufacturing plant is a proprietary system that runs.

- Licensing: We have cultivation, processing and dispensary licenses in the State of Nevada. We also have one of the only DEA issued Cannabis Transportation. Being involved with the Indian Tribes also exempts us from many of the taxes associated with hemp and cannabis.

- Customers: We also have a built-in customer base as many of the smoke shops around the US are Tribal owned. Many of these smoke shops are now getting licenses to sell cannabis as well as the CBD and THCV products.

- Employees: We are 10 miles east of Lake Tahoe and 40 miles south of Reno, NV. We have access to unlimited tribal members for general labor and our area with support the lifestyle higher required by executive level employees.

Financial Plan

Below is our expected financial performance over the next 3 years. In order to achieve these goals, we are seeking to raise $7,500,000 in the first round of funding.

CBD Cultivation and Extraction

	2017	2018	2019
Acres Planted	5	200	500
Est Total LBS Bio Mass	6,000	400,000	1,800,000
Est. Total Kilo's	250	12,000	35,000
Total Revenue	$2,500,000	$120,000,000	$350,000,000
COG's	$375,000	$18,000,000	$52,500,000
Expenses	$1,500,000	$4,000,000	$6,000,000
Gross Profit	$625,000	$98,000,000	$291,500,000
Tribal Royalty 10%	$62,500	$9,800,000	$29,150,000
EBITDA	$562,500	$88,200,000	$262,350,000

Source: The above is a generalized proforma based on current market prices.

Our oil comes in 3 different forms;

1. **Crude;** This is first level extract which just gets the oil out of the plant. This is bought by manufacturers that are going to be refining more or adding other elements to refine it better. This is typically added to foods, cosmetics and industrial.
2. **Refined;** This is refined to a smooth oil. This is typically vaped or smoked. This oil is pre-loaded in cartridges and "pens" and sold in dispensaries.
3. **Crystal;** This is refined all the way down to a crystal form. This product is very versatile and is water soluble. This enables the product to be mixed in water and water like products. Its tasteless and crystal clear.

THCV Extraction

	2017	2018	2019
Plants Planted	2,400	10,800	25,200
Est Total LBS Bio Mass	2,400	10,800	25,200
Est. Total Kilo's	38.18	171.81	400.90
Total Revenue	$1,909,090	$8,590,909	$20,045,454
COG's	$75,000	$155,000	$540,000
Expenses	$35,000	$185,000	$750,000
Gross Profit	$1,799,090	$8,250,909	$18,755,454
Tribal Royalty 10%	$179,909	$825,090	$1,875,545
EBITDA	$1,619,181	$7,425,819	$16,879,909

Source: The above is a generalized proforma based on current market prices.

CBD and THCV Combined

	2017	2018	2019
Revenue	$4,409,090	$128,590,909	$370,045,454
Gross Profit	$2,424,090	$106,250,909	$310,255,454
EBITDA	$2,184,681	$95,625,819	$279,229,909

Cultivation



IX Biotech's' mission is to become the largest fully integrated THC-Free, CBD oil Process Manufacturer in the country. To be fully integrated and maintain compliance with the FDA of less than 0.3% THC, we have to have full control of our plants and farming practices. This is separate from our THCV plants. They must always be kept separate and not allowed to cross-pollinate.

- Greenhouses; These will play a vital role in allowing us to be able to clone our plants and create proprietary strains based on the quality of CBD oil and yield. They also help us give our plants a head start before placing them in the fields. After the outdoor plants are planted, the greenhouses will be used to continue to grow crops during the cold winter months. The heated and cooled greenhouses will help all around environmental control of our growing.
- Our goal is to have 500 acres planted in year three. This could easily be sped up to year two but unlikely. The ground is a (Tribal Allotment) in Minden NV. Its currently flat without any flat work done to it. It will require basic leveling; disking and drip hose ran.
- Once the land is ready for planting, the started plants (about 15" tall) will be planted on a 6'X6' schedule or about 1,200 plants per acre. We will always have 10-20 acres set aside for testing yields per acre and per plant.
- Harvest will be done in October/ November by combine/ chopper and chopped into mulch and shot into a bunk trailer.
- We will have the capability to harvest up to 100 acres per day but need to only harvest what we can dry, chop and pelletize.



Process Manufacturing (Extraction)

Process Manufacturing or "Extraction" is an eleven-stage process that extracts CBD oil from the industrial Hemp plant. It is important to point out that we are not dealing with any THC based plants. The following continues the process from where the cultivation section left off.

- Once the bunker harvests the hemp, it is brought into the drying area. It is dumped into a hopper that then feeds a belt fed dryer to dry the hemp to a 18% moisture content.
- It is then dumped via belt into a hammer mill to chop it up to almost a powder consistency. It is then dumped into a machine that turns it into pellets and the into 1 ton bags for storage.

- The storage of the bags is meant to keep the pellets for up to 1 year to allow processing. Year 2 also has a new 21,000 storage building for the growing needs of storage as our foot print grows.
- Our extractors are a new state of the art "Hydro" system. It is poised to use only 20% of the typical required Co2 and recovers up to 80% of the used Co2. It is also 40-45% more effective realizing more yield per pound of bio mass (pellets). They are an industry first continuous feed and will process 450 pounds of bio mass per 24 your day. Year 1 requires 1 system with year 3 requires 11 systems.
- The final stage of processing is to test every batch of oil. Our plants are all clones so we know what we are getting but for compliance and customer comfort we supply a potency report with every batch of oil.
- Once the testing is complete, the oil will be packaged in 1 kilo containers for sale as standard. Custom orders could be packaged from 1 gram to 55 gallon barrels.



University Studies

The continuous study of CBD and THCV oil and their medical uses is a very important mission of ours. We have several Universities, Hospitals and athletes who are very eager to study CBD and the industrial hemp plant but have no place to do it. In our facility, we have included two, 1,500 square foot laboratories. One will be utilized by IX Biotech for our testing. This will only take up a

small portion of the laboratory. We are in talks to donate our equipment as well as our facility to further their studies.

Company Overview

Contact information of IX Biotech;

- **Corporate Office:** 18662 MacArthur Blvd. #200 Irvine, CA. 92612
- **Website:** www.IXBiotechnologies.com
- **IX holds cultivation, processing and a dispensary license.**

Management



Michael Ogburn
President & CEO
Joaquin Flores
Interim CFO
Joseph Curtis
COO/ FDA
Compliance
Andres Jewell
CGO
Stevan Nenadov
VP Finance
Brian Werner
VP Accounting
Duff Taylor
VP Marketing
Chief Bills
VP Distribution
Teara Laque
VP HR
Jason Garcia
Grow Sciences
Jennifer Caffey
Clone Science

Michael Ogburn- CEO

Michael brings over 20 years of business ownership and management. Michael graduated from Chico state with a BS in Agriculture Business. He grew up on a large-scale olive and beef ranch in Northern California and was active in 4H and was a National Officer for the FFA. Michael had 14 athletic scholarship offers for Bull Riding. He ultimately chose Chico State to stay close to home and work on the family ranch. After high school Michael turned pro riding for the Professional Rodeo Association and the Professional Bull Riders. After riding bulls professionally for 8 years, Michael started a wood floor manufacturing company with a focus on high-end, hand scraped and aged floors. Notable customers include Dick Cheney, Condoleezza Rice, The White House, Pentagon, Jerry Seinfeld, Jennifer Lopez and the United Sates Embassy in the Dubai among others. Sales went from $250,000 in year one to $41m in the first 3 quarters in year 4 with a pipeline of another $26m. He sold the company for a profit to Hoboken Floors and stayed with the company for another year. Annualized revenue was at $71m when Mr. Ogburn left the company.

Michael then started Lightwave Capital LLC and focused on private equity. Some of his holding were large-scale chicken farms where they raised over 10,000,000 organic and natural meat chickens for Foster Farms.

Michael has been the CEO for iBrands Corporation for the last 18 months. Focus has been on developing their "Purist CBD" line of CBD oil. This time has been used to build up the brand and develop sales channels. During that time, he worked with several Indian Tribes in Nevada and Oregon helping them with the development, cultivation, processing and selling their CBD oil. Michael's passion is to develop cures for ailments using natural ingredients and plants.

https://www.linkedin.com/in/michael-ogburn-a5b94547

Joaquin Flores- Interim CFO

Joaquin graduated from Cal Poly San Luis Obispo with a BS in Business. For the last 9 years, he has been the CFO for the Washoe/ Northern Shoshone Band of Indians. He oversees all of their business holdings including cannabis grows, cannabis dispensaries, tobacco shops, cigarette distribution as well as land lease and improvements on Tribal land. At present, he manages the finances of over $300m in annual revenue. His role will be temporary until we find someone to fill the position.

Eelco Neirmeyer- Potential CFO

(We are in negotiations)

https://www.linkedin.com/in/eelco-niermeijer-02a5101

Joseph Curtis- COO/ FDA Compliance

https://www.linkedin.com/in/josephcurtis

Andre Jewell- Chief Grow Officer

https://www.linkedin.com/in/josephcurtis

Capital Expenditures

Big Item Expenses Scenario 1

	2017	2018	2019
	Extracting		
Processing Facility	$1,820,000	$462,000	
Extractors	$2,200,000		
Dryer	$150,000		
Chopper Pelletizer	$136,300		
Total Facility	$4,306,300	$462,000	
	Farming		
Greenhouses	$1,232,550	$2,465,100	$2,465,100
Clones	$60,000	$125,000	$125,000
Tractors/ Implements	$325,000	$225,000	$225,000
Contract Excavation	$250,000	$250,000	$250,000
Working Capital	$500,000	$500,000	$500,000
Total	**$6,673,850**	**$4,027,100**	**$3,565,100**

Source: Data was based on quotes from selected companies.

The above table is based on us falling short of our fund-raising capabilities and only are able to raise a total of $7million. The following table is a "best case scenario".

The above numbers were compiled by getting multiple quotes from various vendors. These quotes are typically good for up to 90 days. Our project will not be ready to order by that time so there has been a 5% increase in budgetary numbers in case of an increase.

Basic quotes and equipment profile is accompanied.

For Further information please contact;

Michael Ogburn

18622 MacAurthur Blvd Suite 200

Irvine CA. 92612

949-440-3232

info@IXBiotechnologies.com